Exhibit 99.1

For Immediate Release	Symbol: POT
July 30, 2015
Listed: TSX, NYSE

PotashCorp Reports Second-Quarter 2015 Earnings of $0.50 per Share

Key Highlights

•	Second-quarter earnings of $0.50 per share[1]

•	Record first-half offshore potash shipments of 3.4 million tonnes

•	Full-year 2015 earnings guidance adjusted to $1.75 - $1.95

•	Third-quarter earnings guidance set at $0.35 - $0.45 per share

•	Proposal to acquire K+S Aktiengesellschaft (K+S)

CEO Commentary

“Our earnings for the quarter hit the midpoint of our guidance range but trailed last year’s total, primarily due to weaker nitrogen prices,” said PotashCorp President and Chief Executive Officer Jochen Tilk. “While we have faced some near-term market headwinds, we are encouraged by the strength of global potash demand, especially in offshore markets. During the first six months of this year, our offshore shipments reached a record total and we believe these conditions will continue to support further growth of our potash business in the years ahead.”

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) reported second-quarter earnings of $0.50 per share ($417 million), bringing the first-half total to $0.94 per share ($787 million). Earnings for both the quarter and the first six months trailed 2014’s comparable period amounts of $0.56 per share ($472 million) and $0.95 per share ($812 million), respectively.

Improved potash and phosphate contributions were offset by weaker nitrogen earnings, resulting in gross margin of $711 million in this year’s second quarter (down 5 percent) and $1.4 billion for the first half (up 5 percent).

Cash from operating activities of $836 million in the second quarter and $1.4 billion for the first half of 2015 surpassed last year’s comparable totals due to favorable changes in non-cash operating working capital. Earnings before finance costs, income taxes and depreciation and amortization (EBITDA)2 of $792 million for the quarter and $1.5 billion for the first six months were below 2014 comparative figures.

Our investments in Arab Potash Company (APC) in Jordan, Israel Chemicals Ltd. (ICL) in Israel, Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile and Sinofert Holdings Limited (Sinofert) in China contributed $64 million to our quarterly earnings. This result exceeded the $55 million earned in the second quarter of 2014 and brought first-half contributions to $97 million, down significantly from last year’s total of $155 million, which included a special dividend from ICL.

Market Conditions

Global potash shipments remained strong during the second quarter, especially to China and India where higher contract volumes supported robust shipments for most producers. Demand in other offshore markets remained at historically high levels, although the impacts of weaker crop economics, currency volatility and credit availability slowed purchases from 2014’s record pace – most notably in Brazil. In North America, a shortened planting season and greater availability of product from offshore suppliers kept domestic producer sales below 2014’s exceptionally strong comparative period.

In nitrogen, prices for most products declined from those realized in second-quarter 2014 as market fundamentals weakened on increased global supply and record Chinese urea exports over the past 12 months. As the quarter progressed, urea prices found support on stronger demand in key import markets and slowing exports from China, while ammonia markets stabilized due to supply constraints in major exporting regions.

In phosphate, solid phosphate fertilizer prices were generally consistent with those in the second quarter of 2014 as improved Indian demand more than offset weakness in Latin America and record Chinese exports. Robust demand for other phosphate products – most notably liquid fertilizers in India and North America – supported improved prices relative to 2014’s second quarter.

Potash

Potash gross margin of $417 million for 2015’s second quarter and $845 million for the first six months reflected improved realizations, with results in both periods exceeding the respective totals of $395 million and $695 million generated in 2014.

While total sales volumes for both the quarter (2.5 million tonnes) and first six months (4.9 million tonnes) were in line with those of 2014, offshore shipments were especially robust, up 18 percent and 17 percent, respectively. Canpotex3 shipments reached record levels for both periods in 2015 due to improved rail logistics and enhanced infrastructure and distribution capabilities. For the quarter, the majority of Canpotex’s shipments were to Latin America (37 percent) and Other Asian countries outside of China and India (30 percent), while China and India accounted for 20 percent and 8 percent, respectively. North American sales volumes declined for both the quarter (down 31 percent) and the first six months (down 25 percent) from the exceptionally strong comparative periods in 2014.

Our average realized potash price of $273 per tonne for the second quarter was up from $263 per tonne in the same period last year. This improvement reflected higher prices in most markets compared to last year’s second quarter when realizations were still recovering from the lows experienced in early 2014.

Per-tonne cost of goods sold for the second quarter was slightly above the same period in 2014. The favorable impact of a weakened Canadian dollar and operational efficiencies was more than offset by fewer tonnes sourced from our lower-cost mines. This was due largely to the Allan Canpotex proving run that we completed in the second quarter of 2014.

Nitrogen

Weaker prices for all nitrogen product categories resulted in gross margin of $222 million for the quarter and $403 million for the first six months, trailing last year’s comparable periods by 27 percent and 26 percent, respectively. Our US operations accounted for 71 percent of our nitrogen gross margin for the quarter, with Trinidad providing the remainder.

Second-quarter sales volumes of 1.6 million tonnes were relatively flat with the same period in 2014. Total first-half sales volumes were 2.9 million tonnes – 11 percent below the same period last year. This reduction was primarily due to first-quarter headwinds, which included market weakness, mechanical challenges at Lima and greater gas curtailments in Trinidad.

Our average realized price of $334 per tonne during the quarter declined from the $393 per tonne in the same period last year. This was largely the result of increased supply in key producing regions, which pressured benchmark prices and realizations for all our products.

Cost of goods sold for the quarter averaged $201 per tonne, down from $213 per tonne in 2014’s second quarter, driven primarily by lower natural gas costs in both the US and Trinidad.

Phosphate

Phosphate gross margin of $72 million for the second quarter (up 50 percent) and $130 million for the first six months of 2015 (up 76 percent) improved significantly from the comparable periods in 2014. The absence of accelerated depreciation charges incurred in 2014 related to the closure that year of our Suwannee River chemical plant – as well as higher average netbacks this year – supported improved margins and more than offset lower sales volumes.

Absence of production from Suwannee River reduced tonnes available for sale. Sales volumes of 0.7 million tonnes for the quarter and 1.3 million tonnes for the first six months trailed comparative periods in 2014 by 20 percent and 18 percent, respectively.

Our average realized phosphate price for the quarter was $553 per tonne, up from $509 per tonne in the same period last year, reflecting a greater proportion of sales from higher-netback feed, industrial and liquid fertilizer products.

Cost of goods sold of $450 per tonne for the second quarter was slightly below the same period in 2014. The absence of accelerated depreciation charges more than offset the negative impact of reduced production.

Financial

Provincial mining and other taxes for the second quarter increased to $90 million from the $69 million recorded in 2014, reflecting the impacts of a weaker Canadian dollar, higher potash prices and changes in the timing of allowable deductions within Saskatchewan’s potash taxation regulations.

Lower total earnings resulted in income tax expense declining to $152 million in the second quarter from $166 million during 2014’s comparable period.

Capital-related cash expenditures totaled $294 million during the quarter, exceeding the total in the same period last year, as we advanced work at our potash expansions in Rocanville and New Brunswick as well as our nitrogen expansion in Lima.

During the quarter, we proposed to acquire K+S for €41 per share. This business combination would bring together complementary assets to create a well-capitalized, more diversified company across products, geographies, distribution and customers. Despite K+S’ initial rejection, we believe that our proposal balances the interests of investors and other stakeholders, including the employees and communities in which the companies operate. As such, we remain focused on engaging with and having constructive discussions with K+S management that would include commitments to secure German locations and employment. Please bear in mind that we have not yet decided to make a formal offer.

Potash Market Outlook

Our expectations of global potash demand remain unchanged as we anticipate 2015 shipments of approximately 60 million tonnes.

In North America, demand for our summer-fill program has been strong. We expect shipments in this market to accelerate through the remainder of the year, although competitive pressures have resulted in lower prices than recognized during the first six months. We now expect total 2015 shipments of 9.0-9.5 million tonnes.

In Latin America, we anticipate strong third-quarter demand ahead of its key planting season. However, reduced credit availability and currency weakness in Brazil could slow purchases compared to the record pace in 2014. For the full year, we now forecast shipments of 10.6-11.1 million tonnes for this region.

In China, strong shipments are expected through the second half as suppliers deliver against significant annual contracted volumes. Rising demand in China for compound fertilizers and bulk blends with higher potassium content is expected to require optional tonnage deliveries and push Canpotex sales volumes above its 1.8 million tonne minimum. Based on this strength – and increased domestic production – we now expect total shipments to reach 14.2-14.7 million tonnes.

In India, potash demand continues to improve without meaningful subsidy change. Robust demand for direct application and compound fertilizers – as well as a later first-half contract settlement – is expected to result in significant Canpotex shipments through the rest of 2015. We maintain our full-year shipment estimate of 4.5-5.0 million tonnes and believe total deliveries could reach the upper end of our range.

In Other Asian countries (outside of China and India), we maintain our estimate for shipments of 8.4-8.8 million tonnes. Significant competitive pressures and currency volatility could weigh on prices in these markets through the balance of the year.

Financial Outlook

With the first half behind us, we have revised our full-year expectations for our potash business. Our full-year sales volumes estimate has been narrowed to 9.3-9.6 million tonnes and – due to a decline in certain spot market prices through the second quarter – we have lowered the upper end of our previous potash gross margin range, now forecast at $1.5-$1.7 billion.

We maintain our combined nitrogen and phosphate gross margin estimate of $1.0-$1.2 billion in 2015. In nitrogen, we expect greater supply will lead to a more subdued market and weaker prices relative to 2014, although lower natural gas prices are expected to keep cost of goods sold below last year’s level. In phosphate, a shift to a more profitable product mix and supportive market fundamentals are expected to keep realizations above those of 2014. Additionally, we expect to benefit from per-tonne costs trending lower through the balance of the year on improved mining conditions at Aurora.

We have increased our estimate of income from offshore equity investments to a range of $190-$210 million due to increased dividend income from ICL in the first half of the year. Selling and administrative expenses are now forecast in the range of $235-$245 million and finance costs are now expected to be in the range of $190-$200 million.

As a result of the noted changes, we have revised our full-year 2015 earnings guidance to $1.75-$1.95 per share. For the third quarter, we forecast a range of $0.35-$0.45 per share.

Other annual guidance numbers – including those noted above – are outlined in the table below.

2015 Guidance
Earnings per share	Annual: $1.75-$1.95 Q3: $0.35-$0.45
Potash sales volumes	9.3-9.6 million tonnes
Potash gross margin	$1.5-$1.7 billion
Nitrogen and phosphate gross margin	$1.0-$1.2 billion
Capital expenditures*	~$1.2 billion
Effective tax rate	26-28 percent
Provincial mining and other taxes**	20-22 percent
Selling and administrative expenses	$235-$245 million
Finance costs	$190-$200 million
Income from offshore equity investments***	$190-$210 million
Annual Foreign Exchange Rate	CDN$1.24 per US$
Annual EPS sensitivity to Foreign Exchange	US$ strengthens vs. CDN$ by $0.02 = +$0.01 EPS

*	Does not include capitalized interest
**	As a percentage of potash gross margin
***	Includes income from dividends and share of equity earnings

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. See reconciliation and description of non-IFRS measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations.”

3. Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers.

PotashCorp is the world’s largest integrated fertilizer and related industrial and feed products company by capacity and plays an integral role in global food production. PotashCorp is the world’s largest producer, by capacity, of potash and one of the largest producers of nitrogen and phosphate. These three essential nutrients are required to help farmers grow healthier, more abundant crops. With the global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. While agriculture is its primary market, the company also produces products for animal feed and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors Denita Stann Vice President, Investor and Public Relations Phone: (306) 933-8521 Fax: (306) 933-8844 Email: ir@potashcorp.com	Media Randy Burton Director, Public Relations and Communications Phone: (306) 933-8849 Fax: (306) 933-8844 Email: pr@potashcorp.com

Website:    www.potashcorp.com

This release contains “forward-looking statements” (within the meaning of the US Private Securities Litigation Reform Act of 1995) or “forward-looking information” (within the meaning of appropriate Canadian securities legislation) that relate to future events or our future performance.

These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements often contain words such as “should,” “could,” “expect,” “may,” “anticipate,” “believe,” “intend,” “estimates,” “plans” and similar expressions. These statements are based on certain factors and assumptions as set forth in this document, including with respect to: foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, including our proposal to acquire K+S, and effective tax rates. While we consider these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Forward-looking statements are subject to risks and uncertainties that are difficult to predict. The results or events set forth in forward-looking statements may differ materially from actual results or events. Several factors could cause actual results or events to differ materially from those expressed in forward-looking statements including, but not limited to, the following: variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates; fluctuations in supply and demand in the fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; risks and uncertainties related to operating and workforce changes made in response to our industry and the markets we serve; risks and uncertainties related to our international operations and assets; failure to prevent or respond to a major safety incident; adverse or uncertain economic conditions and changes in credit and financial markets; the results of sales contract negotiations within major markets; economic and political uncertainty around the world; risks associated with natural gas and other hedging activities; changes in capital markets; unexpected or adverse weather conditions; catastrophic events or malicious acts, including terrorism; changes in currency and exchange rates; imprecision in reserve estimates; adverse developments in new and pending legal proceedings or government investigations; our prospects to reinvest capital in strategic opportunities and acquisitions, including our proposal to acquire K+S; our ownership of non-controlling equity interests in other companies; the impact of further technological innovation; increases in the price or reduced availability of the raw materials that we use; security risks related to our information technology systems; strikes or other forms of work stoppage or slowdowns; timing and impact of capital expenditures; rates of return on, and the risks associated with, our investments and capital expenditures; changes in, and the effects of, government policies and regulations; certain complications that may arise in our mining process, including water inflows; our ability to attract, retain, develop and engage skilled employees; risks related to reputational loss; earnings; and the decisions of taxing authorities, which could affect our effective tax rates. These risks and uncertainties are discussed in more detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Results and Operations and Financial Condition” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in other documents and reports subsequently filed by us with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as of the date hereof and we disclaim any obligation to update or revise any forward-

looking statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday July 30, 2015 at 1:00 pm Eastern Time.

Telephone Conference:		Dial-in numbers:
	-	From Canada and the US	1-877-881-1303
	-	From Elsewhere	1-412-902-6719

Live Webcast:		Visit www.potashcorp.com
Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except as otherwise noted)

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014

Sales (Note 2)	$ 1,731	$ 1,892	$ 3,396	$ 3,572
Freight, transportation and distribution	(124)	(158)	(252)	(324)
Cost of goods sold	(896)	(987)	(1,766)	(1,936)
Gross Margin	711	747	1,378	1,312
Selling and administrative expenses	(60)	(55)	(120)	(123)
Provincial mining and other taxes	(90)	(69)	(185)	(123)
Share of earnings of equity-accounted investees	35	32	71	65
Dividend income	31	24	31	93
Impairment of available-for-sale investment	—	—	—	(38)
Other (expenses) income	(8)	7	3	31
Operating Income	619	686	1,178	1,217
Finance costs	(50)	(48)	(99)	(95)
Income Before Income Taxes	569	638	1,079	1,122
Income taxes (Note 3)	(152)	(166)	(292)	(310)
Net Income	$ 417	$ 472	$ 787	$ 812

Net Income per Share
Basic	$ 0.50	$ 0.56	$ 0.94	$ 0.96
Diluted	$ 0.50	$ 0.56	$ 0.94	$ 0.95

Dividends Declared per Share	$ 0.38	$ 0.35	$ 0.76	$ 0.70

Weighted Average Shares Outstanding
Basic	834,441,000	840,342,000	832,924,000	846,596,000
Diluted	837,746,000	847,014,000	837,399,000	853,320,000

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive Income

(in millions of US dollars)

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(Net of related income taxes)	2015	2014	2015	2014

Net Income	$417	$472	$787	$812
Other comprehensive income (loss)
Items that have been or may be subsequently reclassified to net income:
Available-for-sale investments (1)
Net fair value gain (loss) during the period	21	(15)	59	35
Cash flow hedges
Net fair value gain (loss) during the period (2)	1	—	(21)	(1)
Reclassification to income of net loss (3)	15	7	26	13
Other	—	2	(4)	4
Other Comprehensive Income (Loss)	37	(6)	60	51
Comprehensive Income	$454	$466	$847	$863

(1)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited.
(2)	Cash flow hedges are comprised of natural gas derivative instruments and treasury lock derivatives and were net of income taxes of $NIL (2014 - $NIL) for the three months ended June 30, 2015 and $12 (2014 - $1) for the six months ended June 30, 2015.
(3)	Net of income taxes of $(8) (2014 - $(4)) for the three months ended June 30, 2015 and $(14) (2014 - $(8)) for the six months ended June 30, 2015.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014

Operating Activities
Net income	$417	$472	$787	$812
Adjustments to reconcile net income to cash provided by operating activities (Note 4)	248	293	429	555
Changes in non-cash operating working capital (Note 4)	171	23	141	(40)
Cash provided by operating activities	836	788	1,357	1,327

Investing Activities
Additions to property, plant and equipment	(294)	(199)	(522)	(423)
Other assets and intangible assets	(10)	(8)	(15)	(10)
Cash used in investing activities	(304)	(207)	(537)	(433)

Financing Activities
Proceeds from long-term debt obligations	—	—	494	737
Repayment of long-term debt obligations	—	(500)	—	(500)
Proceeds from (repayment of) short-term debt obligations	—	429	(536)	(41)
Dividends	(312)	(283)	(586)	(576)
Repurchase of common shares	—	(669)	—	(1,065)
Issuance of common shares	12	16	42	30
Cash used in financing activities	(300)	(1,007)	(586)	(1,415)
Increase (Decrease) in Cash and Cash Equivalents	232	(426)	234	(521)
Cash and Cash Equivalents, Beginning of Period	217	533	215	628
Cash and Cash Equivalents, End of Period	$449	$107	$449	$107

Cash and cash equivalents comprised of:
Cash	$62	$88	$62	$88
Short-term investments	387	19	387	19
	$449	$107	$449	$107

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive Income
	Share Capital	Contributed Surplus	Net unrealized gain on available- for-sale investments	Net loss on derivatives designated as cash flow hedges	Other	Total Accumulated Other Comprehensive Income	Retained Earnings	Total Equity

Balance - December 31, 2014	$1,632	$234	$623	$(119)	$(1)	$503	$6,423	$8,792
Net income	—	—	—	—	—	—	787	787
Other comprehensive income (loss)	—	—	59	5	(4)	60	—	60
Dividends declared	—	—	—	—	—	—	(635)	(635)
Effect of share-based compensation including issuance of common shares	56	1	—	—	—	—	—	57
Shares issued for dividend reinvestment plan	24	—	—	—	—	—	—	24
Balance - June 30, 2015	$1,712	$235	$682	$(114)	$(5)	$563	$6,575	$9,085

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

As at	June 30, 2015	December 31, 2014

Assets
Current assets
Cash and cash equivalents	$449	$215
Receivables	805	1,029
Inventories	709	646
Prepaid expenses and other current assets	50	48
	2,013	1,938
Non-current assets
Property, plant and equipment	12,801	12,674
Investments in equity-accounted investees	1,224	1,211
Available-for-sale investments	1,586	1,527
Other assets	286	232
Intangible assets	143	142
Total Assets	$18,053	$17,724

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$495	$1,032
Payables and accrued charges	1,100	1,086
Current portion of derivative instrument liabilities	75	80
	1,670	2,198
Non-current liabilities
Long-term debt (Note 5)	3,710	3,213
Derivative instrument liabilities	114	115
Deferred income tax liabilities	2,284	2,201
Pension and other post-retirement benefit liabilities	518	503
Asset retirement obligations and accrued environmental costs	557	589
Other non-current liabilities and deferred credits	115	113
Total Liabilities	8,968	8,932

Shareholders’ Equity
Share capital	1,712	1,632
Unlimited authorization of common shares without par value; issued and outstanding 834,648,800 and 830,242,574 at June 30, 2015 and December 31, 2014, respectively
Contributed surplus	235	234
Accumulated other comprehensive income	563	503
Retained earnings	6,575	6,423
Total Shareholders’ Equity	9,085	8,792
Total Liabilities and Shareholders’ Equity	$18,053	$17,724

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2015

(in millions of US dollars except as otherwise noted)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The accounting policies and methods of computation used in preparing these unaudited interim condensed consolidated financial statements are consistent with those used in the preparation of the company’s 2014 annual consolidated financial statements.

These unaudited interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the company’s 2014 annual consolidated financial statements. Further, while the financial figures included in this preliminary interim results announcement have been computed in accordance with IFRS applicable to interim periods, this announcement does not contain sufficient information to constitute an interim financial report as that term is defined in International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. The company expects to publish an interim financial report that complies with IAS 34 in its Quarterly Report on Form 10-Q in August 2015.

In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to fairly present such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2. Segment Information

The company has three reportable operating segments: potash, nitrogen and phosphate. The accounting policies of the segments are the same as those described in Note 1. Inter-segment sales are made under terms that approximate market value.

	Three Months Ended June 30, 2015

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$748	$559	$424	$—	$1,731
Freight, transportation and distribution - third party	(59)	(27)	(38)	—	(124)
Net sales - third party	689	532	386	—
Cost of goods sold - third party	(272)	(323)	(301)	—	(896)
Margin (cost) on inter-segment sales (1)	—	13	(13)	—	—
Gross margin	417	222	72	—	711
Depreciation and amortization	(60)	(47)	(61)	(5)	(173)
Cash outflows for additions to property, plant and equipment	103	123	54	14	294
(1) Inter-segment net sales were $19.
	Three Months Ended June 30, 2014

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$747	$656	$489	$—	$1,892
Freight, transportation and distribution - third party	(79)	(28)	(51)	—	(158)
Net sales - third party	668	628	438	—
Cost of goods sold - third party	(273)	(342)	(372)	—	(987)
Margin (cost) on inter-segment sales (1)	—	18	(18)	—	—
Gross margin	395	304	48	—	747
Depreciation and amortization	(65)	(44)	(90)	17	(182)
Cash outflows for additions to property, plant and equipment	103	48	45	3	199
(1) Inter-segment net sales were $33.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2015

(in millions of US dollars except as otherwise noted)

(unaudited)

2. Segment Information (continued)

	Six Months Ended June 30, 2015

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$1,486	$1,041	$869	$—	$3,396
Freight, transportation and distribution - third party	(123)	(50)	(79)	—	(252)
Net sales - third party	1,363	991	790	—
Cost of goods sold - third party	(518)	(613)	(635)	—	(1,766)
Margin (cost) on inter-segment sales (1)	—	25	(25)	—	—
Gross margin	845	403	130	—	1,378
Depreciation and amortization	(118)	(93)	(125)	(9)	(345)
Cash outflows for additions to property, plant and equipment	214	183	90	35	522
(1) Inter-segment net sales were $37.
	Six Months Ended June 30, 2014

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$1,418	$1,237	$917	$—	$3,572
Freight, transportation and distribution - third party	(165)	(59)	(100)	—	(324)
Net sales - third party	1,253	1,178	817	—
Cost of goods sold - third party	(558)	(665)	(713)	—	(1,936)
Margin (cost) on inter-segment sales (1)	—	30	(30)	—	—
Gross margin	695	543	74	—	1,312
Depreciation and amortization	(117)	(86)	(168)	13	(358)
Cash outflows for additions to property, plant and equipment	227	115	76	5	423
(1) Inter-segment net sales were $58.

3. Income Taxes

A separate estimated average annual effective tax rate was determined for each taxing jurisdiction and applied individually to the interim period pre-tax income of each jurisdiction.

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014

Income tax expense	$152	$166	$292	$310
Actual effective tax rate on ordinary earnings	26%	27%	27%	27%
Actual effective tax rate including discrete items	27%	26%	27%	28%
Discrete tax adjustments that impacted the tax rate	$3	$(6)	$6	$(4)

In the first quarter of 2014, a $38 discrete non-tax deductible impairment of an available-for-sale investment was recorded. This increased the actual effective tax rate including discrete items for the six months ended June 30, 2014 by 1 percentage point.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2015

(in millions of US dollars except as otherwise noted)

(unaudited)

4. Consolidated Statements of Cash Flow

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014

Reconciliation of cash provided by operating activities
Net income	$417	$472	$787	$812
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	173	182	345	358
Share-based compensation	4	4	19	19
Net distributed (undistributed) earnings of equity-accounted investees	19	28	(16)	(3)
Impairment of available-for-sale investment	—	—	—	38
Provision for deferred income tax	47	64	72	110
Pension and other post-retirement benefits	11	12	16	21
Asset retirement obligations and accrued environmental costs	(11)	2	(24)	9
Other long-term liabilities and miscellaneous	5	1	17	3
Subtotal of adjustments	248	293	429	555

Changes in non-cash operating working capital
Receivables	29	54	85	(104)
Inventories	2	(3)	(60)	17
Prepaid expenses and other current assets	11	9	3	27
Payables and accrued charges	129	(37)	113	20
Subtotal of changes in non-cash operating working capital	171	23	141	(40)
Cash provided by operating activities	$836	$788	$1,357	$1,327

Supplemental cash flow disclosure
Interest paid	$55	$68	$93	$92
Income taxes paid	$23	$120	$65	$170

5. Long-Term Debt

On March 26, 2015, the company closed the issuance of $500 of 3.00 percent senior notes due April 1, 2025. The senior notes were issued under a US shelf registration statement.

6. Share-Based Compensation

On May 12, 2015, the company’s shareholders approved the 2015 Performance Option Plan under which the company may, after February 20, 2015 and before January 1, 2016, grant options to acquire up to 3,500,000 common shares. Under the plan, the exercise price shall not be less than the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of the grant, and an option’s maximum term is 10 years. In general, options will vest, if at all, according to a schedule based on the three-year average excess of the company’s consolidated cash flow return on investment over weighted average cost of capital. As of June 30, 2015, options to purchase a total of 3,474,900 common shares had been granted under the plan. The weighted average fair value of options granted was $5.48 per share, estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Exercise price per option	$32.41
Expected annual dividend per share	$1.52
Expected volatility	31%
Risk-free interest rate	1.54%
Expected life of options	5.5 years

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014

Potash Sales (tonnes - thousands)
Manufactured Product
North America	648	943	1,448	1,931
Offshore	1,864	1,582	3,413	2,905
Manufactured Product	2,512	2,525	4,861	4,836

Potash Net Sales
(US $ millions)
Sales	$748	$747	$1,486	$1,418
Freight, transportation and distribution	(59)	(79)	(123)	(165)
Net Sales	$689	$668	$1,363	$1,253

Manufactured Product
North America	$227	$303	$506	$594
Offshore	460	362	848	649
Other miscellaneous and purchased product	2	3	9	10
Net Sales	$689	$668	$1,363	$1,253

Manufactured Product
Average Realized Sales Price per MT
North America	$349	$321	$349	$307
Offshore	$247	$229	$249	$223
Average	$273	$263	$278	$257
Cost of Goods Sold per MT	$(105)	$(102)	$(103)	$(111)
Gross Margin per MT	$168	$161	$175	$146

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014

Average Natural Gas Cost in Production per MMBtu	$4.69	$5.91	$4.89	$5.65
Nitrogen Sales (tonnes - thousands)
Manufactured Product
Ammonia (1)	621	665	1,110	1,248
Urea	272	258	524	606
Solutions/Nitric acid/Ammonium nitrate	739	740	1,307	1,438
Manufactured Product	1,632	1,663	2,941	3,292

Fertilizer sales tonnes (1)	583	551	971	1,128
Industrial/Feed sales tonnes	1,049	1,112	1,970	2,164
Manufactured Product	1,632	1,663	2,941	3,292

Nitrogen Net Sales
(US $ millions)
Sales - third party	$559	$656	$1,041	$1,237
Freight, transportation and distribution - third party	(27)	(28)	(50)	(59)
Net sales - third party	532	628	991	1,178
Inter-segment net sales	19	33	37	58
Net Sales	$551	$661	$1,028	$1,236

Manufactured Product
Ammonia (2)	$285	$360	$513	$606
Urea	98	114	195	264
Solutions/Nitric acid/Ammonium nitrate	161	180	295	344
Other miscellaneous and purchased product (3)	7	7	25	22
Net Sales	$551	$661	$1,028	$1,236

Fertilizer net sales (2)	$204	$234	$337	$447
Industrial/Feed net sales	340	421	666	768
Other miscellaneous and purchased product (3)	7	6	25	21
Net Sales	$551	$661	$1,028	$1,236

Manufactured Product
Average Realized Sales Price per MT
Ammonia	$460	$542	$463	$486
Urea	$358	$441	$372	$436
Solutions/Nitric acid/Ammonium nitrate	$218	$243	$226	$239
Average	$334	$393	$341	$369
Fertilizer average price per MT	$350	$424	$347	$396
Industrial/Feed average price per MT	$324	$379	$338	$355
Average	$334	$393	$341	$369
Cost of Goods Sold per MT	$(201)	$(213)	$(207)	$(206)
Gross Margin per MT	$133	$180	$134	$163

(1) Includes inter-segment ammonia sales (tonnes - thousands)	37	52	70	100
(2) Includes inter-segment ammonia net sales	$18	$31	$36	$56
(3) Includes inter-segment other miscellaneous and purchased product net sales	$1	$2	$1	$2

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014

Phosphate Sales (tonnes - thousands)
Manufactured Product
Fertilizer	383	539	754	1,041
Feed and Industrial	296	310	576	582
Manufactured Product	679	849	1,330	1,623

Phosphate Net Sales
(US $ millions)
Sales	$424	$489	$869	$917
Freight, transportation and distribution	(38)	(51)	(79)	(100)
Net Sales	$386	$438	$790	$817

Manufactured Product
Fertilizer	$184	$245	$378	$455
Feed and Industrial	192	187	371	352
Other miscellaneous and purchased product	10	6	41	10
Net Sales	$386	$438	$790	$817

Manufactured Product
Average Realized Sales Price per MT
Fertilizer	$480	$455	$501	$437
Feed and Industrial	$647	$603	$644	$605
Average	$553	$509	$563	$497
Cost of Goods Sold per MT	$(450)	$(457)	$(468)	$(455)
Gross Margin per MT	$103	$52	$95	$42

Potash Corporation of Saskatchewan Inc.

Selected Additional Data

(unaudited)

Exchange Rate (Cdn$/US$)

			2015	2014

December 31				1.1601
June 30			1.2474	1.0676
Second-quarter average conversion rate			1.2378	1.0997

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014

Production
Potash production (KCl Tonnes - thousands)	2,387	2,321	4,999	4,716
Potash shutdown weeks (1)	5	3	5	5
Nitrogen production (N Tonnes - thousands)	753	830	1,545	1,663
Phosphate production (P2O5 Tonnes - thousands)	379	459	745	828
Phosphate P2O5 operating rate	80%	77%	78%	70%

Shareholders
PotashCorp’s total shareholder return	-3%	6%	-10%	17%

Customers
Product tonnes involved in customer complaints (thousands)	3	2	21	15

Community
Taxes and royalties ($ millions) (2)	215	199	457	369

Employees
Percentage of senior staff positions filled internally	81%	77%	78%	89%

Safety
Total site recordable injury rate (per 200,000 work hours) (3)	0.85	1.27	0.88	1.16

Environment
Environmental incidents (4)	5	6	10	11

As at			June 30, 2015	December 31, 2014

Number of employees
Potash			2,633	2,534
Nitrogen			804	802
Phosphate			1,433	1,385
Other			439	415
Total			5,309	5,136

(1)	Represents weeks of full production shutdown; excludes the impact of any periods of reduced operating rates and planned routine annual maintenance shutdowns.
(2)	Taxes and royalties = current income tax expense - investment tax credits - realized excess tax benefit related to share-based compensation + potash production tax + resource surcharge + royalties + municipal taxes + other miscellaneous taxes (calculated on an accrual basis).
(3)	Total site includes PotashCorp employees, contractors and others on site (as defined in our 2014 Annual Integrated Report).
(4)	Total of reportable quantity releases, permit excursions and provincial reportable spills (as defined in our 2014 Annual Integrated Report).

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, cash flows or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, adjusted EBITDA, adjusted EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A.	EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income and “adjusted EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014

Net income	$417	$472	$787	$812
Finance costs	50	48	99	95
Income taxes	152	166	292	310
Depreciation and amortization	173	182	345	358
EBITDA	$792	$868	$1,523	$1,575
Impairment of available-for-sale investment	—	—	—	38
Adjusted EBITDA	$792	$868	$1,523	$1,613

EBITDA is calculated as net income before finance costs, income taxes and depreciation and amortization. Adjusted EBITDA is calculated as net income before finance costs, income taxes, depreciation and amortization and certain impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment and financing decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business or the charges associated with impairments. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014

Sales	$1,731	$1,892	$3,396	$3,572
Freight, transportation and distribution	(124)	(158)	(252)	(324)
Net sales	$1,607	$1,734	$3,144	$3,248

Net income as a percentage of sales	24%	25%	23%	23%
Adjusted EBITDA margin	49%	50%	48%	50%

Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing EBITDA to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using adjusted EBITDA as compared to net income, adjusted EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; adjusted EBITDA also includes share of earnings of equity-accounted investees whose sales are not included in consolidated sales. Management evaluates these items individually on the consolidated statements of income.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars)

(unaudited)

B.	CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014

Cash flow prior to working capital changes	$665	$765	$1,216	$1,367
Changes in non-cash operating working capital
Receivables	29	54	85	(104)
Inventories	2	(3)	(60)	17
Prepaid expenses and other current assets	11	9	3	27
Payables and accrued charges	129	(37)	113	20
Changes in non-cash operating working capital	171	23	141	(40)
Cash provided by operating activities	$836	$788	$1,357	$1,327
Additions to property, plant and equipment	(294)	(199)	(522)	(423)
Other assets and intangible assets	(10)	(8)	(15)	(10)
Changes in non-cash operating working capital	(171)	(23)	(141)	40
Free cash flow	$361	$558	$679	$934

Management uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.